Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the common stock of Vir Biotechnology, Inc. may be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: February 14, 2020

SVF VICTORY (CAYMAN) LIMITED

By:	/s/ Karen Ellerbe
Name:	Karen Ellerbe
Title:	Director

SOFTBANK VISION FUND (AIV M1) L.P. By: SB Investment Advisers (UK) Limited Its: Manager

By:	/s/ Brian Wheeler
Name:	Brian Wheeler
Title:	General Counsel

SB INVESTMENT ADVISERS (UK) LIMITED

By:	/s/ Brian Wheeler
Name:	Brian Wheeler
Title:	General Counsel